UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2006

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-128153	20-3397172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

435 Hudson Street, New York, New York 10014

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 807-9060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2005, dELiA*s, Inc. (the “Company”) was spun off from Alloy, Inc. (“Alloy”) by means of a distribution by Alloy to its stockholders of all of the outstanding shares of the Company’s common stock then owned by Alloy (the “Spinoff”).

In connection with the Spinoff, we entered into a Media Services Agreement, dated as of February 15, 2006, with Alloy (the “Media Services Agreement”). Pursuant to the Media Services Agreement, Alloy was appointed our exclusive sales agent for the purpose of providing the following media and marketing services for all of our media assets, including the following:

•	Internet Advertising. We will make available certain agreed upon advertising units on our e-commerce webpages to Alloy. Alloy may use such space to advertise third-party products and services or advertise its own products and services, as Alloy determines in its sole discretion, subject to certain limitations. In addition, Alloy will also be responsible for the content deployment and maintenance of such advertising. In exchange, we will be entitled to a fee of $20,000 per month.

•	Catalog Advertisements and Insertions. We will make available to Alloy an agreed upon number of advertising pages in each direct mail catalog we circulate. Alloy may sell the space on these pages to advertise third-party products and services or use such pages to advertise its own products and services. We will also make available to Alloy space within each catalog to offer third parties the right to place insertions. In exchange for advertisement we will receive 25% of the difference between revenues collected by Alloy from sales of such pages and the costs of the printing, paper, and postage and third party commissions paid by Alloy to generate such revenues. In addition, Alloy will pay to the Company certain other print costs. For insertions, we will receive 25% of the difference between revenues and third-party commissions paid by Alloy to generate such revenue and Alloy will also pay the Company certain insertion costs. After the end of each fiscal quarter, Alloy will determine the amount of revenue generated during such quarter and the amount payable to us. Alloy will deliver to us a statement outlining such amounts. We will have the right to conduct a review of Alloy’s determination. If we object and we and Alloy cannot resolve the dispute, we have agreed to resort to arbitration to obtain a resolution.

•	Sampling. We will make available to Alloy an agreed upon number of inventory slots which Alloy can offer to third parties for distributing samples via our outgoing catalog and website order fulfillment packages, subject to agreed upon specifications for size and weight. In addition, we will, and will cause our subsidiaries to, make available to Alloy the right to offer to third parties in-store promotion at all retail locations. We will receive 20% of the difference between revenues collected by Alloy from such sampling and promotion activities and third-party commissions paid by Alloy to generate such revenue and certain other sampling costs. In addition, Alloy will pay the Company the incremental out of pocket shipping and handling costs incurred in connection with such activities. After the end of each fiscal quarter, Alloy will determine the amount of revenue generated during such quarter and the amount payable to us. Alloy will deliver to us statement outlining such amounts. We will have the right to conduct a review of Alloy’s determination. If we object and we and Alloy cannot resolve the dispute, we have agreed to resort to arbitration to obtain a resolution.

•	Database Collection and Marketing. We will, subject to the provisions of applicable law and our privacy policies as in effect from time to time, share all demographic and order data collected online or offline (excluding credit card data) in connection with our business activities following the Spinoff with Alloy. Alloy may use such data for direct marketing purposes, both for its own benefit and for the benefit of third parties, subject to limited exceptions. In addition, Alloy may also make such data available to third parties to market directly to persons. Alloy will agree, however, not to use certain data in competition with us or make such data available to any of our competitors. In exchange for transferring data to Alloy, Alloy will (i) make available data collected through its online data sources to us to use in connection with our activities and retail store site selection activities and (ii) share with us any updates and enhancements it makes to the data we share with Alloy. As our exclusive sales agent, Alloy will be responsible for all interactions with third parties who wish to offer or advertise products or services through any of our media assets, including negotiating and executing agreements, invoicing and collections, subject to certain limited exclusions. All advertisements and media campaigns placed through Alloy will be subject to agreed upon guidelines and standards. The initial term of this agreement will be three years, subject to renewal for a maximum two year period if certain performance thresholds are met. Alloy, may assign some or all of its rights or obligations under this agreement to its subsidiaries.

The Media Services Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is also described in the Company’s 424(b)(1) Prospectus filed with the Securities and Exchange Commission on December 30, 2005.

Section 9 — Financial Statements and Exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Media Services Agreement, dated as of February 15, 2006 between dELiA*s, Inc. and Alloy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, INC. (Registrant)

Date: February 21, 2006	/s/ Robert E. Bernard
Robert E. Bernard, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Media Services Agreement, dated as of February 15, 2006 between dELiA*s, Inc. and Alloy, Inc.